SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549


                           AMENDMENT NO. 3

                                TO

                              FORM 8-A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



Fluke Corporation
(Exact Name of Registrant as Specified in Its Charter)


Washington                  				                    91-0606624
(State of Incorporation or Organization)       (I.R.S. Employer
                                                Identification no.)


6920 Seaway Boulevard, Everett, WA                        98203
(Address of principal executive offices)		                 (zip code)

If this form relates to the registration of a class of securities puruant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box [ ]

If this form relates to the registration of a class of securities puruant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box [x]

Securities to be registered pursuant to Section 12(b) of the Act:  None


Securities to be registered pursuant to Section 12(g) of the Act:

	    Common Stock Purchase Rights with respect to Common Stock, $.25 par value
	    (Title of class)




Item 2. Exhibits

	2.1   Rights Agreement dated July 11, 1988 as filed as an Exhibit to
Form 8-A by the 			Company on July 12, 1988; the First Amendment to the
Rights Agreement dated 	May 2, 1989 as filed as an Exhibit to Form 8 by
the Company on June 5, 	1989; and the Second Amendment to the Rights
Agreement dated September 	28, 1989 as filed as an Exhibit to Form 8 by
the Company on February 20, 1990 are herein incorporated by reference.

	2.2   Amendment No. 3 to the Rights Agreement as filed herein.




	                               SIGNATURES

	     Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


	                                Fluke Corporation
                                (Registrant)

Date:  April 29, 1998           By  /s/ Douglas G. McKnight
	                                    Douglas G. McKnight
	                                    Vice President, General Counsel
	                                    and Corporate Secretary



Item 2. Exhibits

	2.1   Rights Agreement dated July 11, 1988 as filed as an Exhibit to
Form 8-A by the 	Company on July 12, 1988; the First Amendment to the
Rights Agreement dated May 2, 1989 as filed as an Exhibit to Form 8 by the Company on June 5, 1989; and the Second Amendment to the Rights Agreement dated September 28, 1989 as filed as an Exhibit to Form 8 by the Company on February 20, 1990 are herein incorporated by reference.

	2.2   Amendment No. 3 to the Rights Agreement as filed herein.


                                                      Exhibit 2.2


                 AMENDMENT TO THE RIGHTS AGREEMENT
          This Amendment (the "Amendment"), dated as of April 24, 1998, to the Rights Agreement, dated as of July 11, 1988 (the "Rights
Agreement"), is between Fluke Corporation, a Washington corporation (the "Company"), and Continental Stock Transfer & Trust Company, as Rights
Agent (the "Rights Agent").
                             Recitals
	     I. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.
	     II. The Company, Danaher Corp., a Delaware corporation ("Danaher"), and Falcon Acquisition Corp., a Washington corporation and a direct wholly owned subsidiary of Danaher ("Sub"), contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement.
	     III. In connection with the Merger Agreement, Danaher and certain shareholders of the Company will enter into support agreements
(the "Support Agreements") pursuant to which such shareholders of the Company have agreed to vote the shares of common stock of the Company then owned by such shareholders of the Company in favor of the Merger Agreement.
	     IV. In connection with the Merger Agreement, Danaher and the Company contemplate entering into an option agreement (the "Option
Agreement") pursuant to which the Company has agreed to provide Danaher with an option to purchase 19.9 % shares of common stock of the Company then owned by the Company. The Board of Directors of the Company has approved the Option Agreement.
	     V. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable and which shall be consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement.
	     VI. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.
	     VII. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
           Accordingly, the parties agree as follows:
	     Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:
           "`Option Agreement' shall mean the Stock Option Agreement, dated as of April 24, 1998, by and between Danaher Corporation and Fluke Corporation, as it may be amended from time to time."
           "`Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of April 24, 1998, by and among Danaher Corporation, Falcon Acquisition Corp. and Fluke Corporation, as it may be amended from time to time."
           "`Merger' shall have the meaning set forth in the Merger
Agreement."
           "`Support Agreements' shall mean the agreements, dated as of April, 24, 1998, by and between Danaher Corp. and certain shareholders of the Company, as they may be amended from time to time."
	          Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:
           "Notwithstanding anything in this Agreement to the contrary, Danaher Corporation, Falcon Acquisition Corp., the shareholders of the
Company party to the Support Agreements and their Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person by virtue of (i) the execution of the Option Agreement, the Merger Agreement or the Support Agreements, as applicable, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Option Agreement, the Merger Agreement or the Support Agreements."
	          Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 1(k) of the Rights
Agreement is amended by adding the following sentence at the end thereof:
           "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution of the Option Agreement, the Merger Agreement or the Support Agreements, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Option Agreement, the Merger Agreement and the Support Agreements."

	          Amendment of the definition of "Share Acquisition Date". The definition of "Share Acquisition Date" in Section 1(u) of the Rights
Agreement is amended by adding the following sentence at the end thereof:
           "Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Option Agreement, the Merger
Agreement or the Support Agreements, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Option Agreement, the Merger Agreement and the Support
Agreements."
	          Amendment of Expiration Date of Rights. Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:
           "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Common Share (or such other number of shares or other securities or consideration) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on July 22, 1998 (the "Final Expiration Date"), (ii) the consummation of a transaction contemplated by Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the
"Redemption Date"), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the consummation of the Merger (such earliest date being herein referred to as the "Expiration Date")."
	          Amendment of Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:
           "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Option Agreement, the Merger Agreement or the Support Agreements or by virtue of any of the transactions contemplated by the Option
Agreement, the Merger Agreement or the Support Agreements."
	          Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
	          Certification. By signing this Amendment, the below signed officers certify that this Amendment is in compliance with the terms of
Section 27 of the Rights Agreement.


	          Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
           In witness whereof, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.
Attest:                              FLUKE CORPORATION


/S/Douglas G. McKnight               /S/David E. Katri
Name: Douglas G. McKnight            Name: David E. Katri
Title: Vice President,               Title: President
       General Counsel


Attest:                              CONTINENTAL STOCK TRANSFER & TRUST
                                     COMPANY


/S/William F. Seegraber              /S/Steven Nelson
Name: William F. Seegraber           Name: Steven Nelson
Title: Vice President                Title: Chairman